 GLOBALSTAR ANNOUNCES THIRD QUARTER 2015 RESULTS

Covington, LA - (November 5, 2015) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial and operating results for the third quarter of 2015.

Jay Monroe, Chairman and CEO of Globalstar, commented, “During the quarter, we continued to push forward on our ground infrastructure upgrades, while also building out our sales infrastructure and distribution networks in new geographies and developing new products for Duplex, SPOT and Simplex. I am pleased to announce that the first test calls over our second-generation ground network were recently completed. The calls originated at our network operations center in California, went over the satellite network, landed at our newly installed Radio Access Network ("RAN") equipment and then routed through the Ericsson core network before entering the public switch. The transition to the next generation ground network remains on schedule and will be completed across our network next year. Although growth in foreign revenue has been negatively impacted by the strong dollar, we continue to add a significant number of subscribers to the network. Gross SPOT and Duplex subscriber additions increased 14% and 18%, respectively, over the same period last year. SPOT is gaining strong traction as a brand in South and Central America. Finally, although our rulemaking proposal to the FCC authorizing TLPS is progressing at a slower pace than we expected, we completed a material ex parte filing in early September. This filing provided additional confirmatory data regarding a real-world deployment and highlighted the capacity benefits of TLPS to all users in a network while providing further evidence of the successful coexistence between TLPS and current Wi-Fi services. We expect the process to continue to be very active in the fourth quarter and are looking forward to a successful completion of the proceeding.”

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2015 was $23.7 million compared to $23.4 million for the third quarter of 2014. Increased service revenue was offset partially by a decrease in revenue generated from equipment sales. The material appreciation of the U.S. dollar since 2014 continues to negatively impact revenue as our international subsidiaries' revenue is converted at lower exchange rates compared to the third quarter of 2014. Total revenue would have been approximately $1.4 million higher during the third quarter of 2015 if there had been no change in foreign exchange rates from the third quarter of 2014.

Service revenue for the third quarter of 2015 was $19.6 million compared to $18.5 million for the third quarter of 2014. The 11% growth in our total subscriber base was the primary factor contributing to this increase. The slight decrease in Duplex service revenue, despite an 18% increase in our average Duplex subscriber base, was due to comparatively lower ARPU driven in part by the popularity of our prepaid usage-based rate plans. These plans continue to impact Duplex ARPU as revenue is generally deferred through the contract term. Deferred revenue related to subscribers on prepaid usage-based rate plans was $5.6 million as of September 30, 2015, an increase of $2.5 million from September 30, 2014. This increase in deferred revenue contributed significantly to the decline in ARPU, while the previously discussed changes in foreign exchange rates also negatively impacted this dollar denominated metric. Nearly half of Duplex service revenue was generated in foreign currencies during both the third quarters of 2014 and 2015; therefore, our Duplex service revenue is particularly sensitive to foreign exchange rate fluctuations. SPOT and Simplex service revenue increased 17% and 19%, respectively, during the third quarter of 2015 compared to the third quarter of 2014, both driven by increases in average subscriber base and ARPU. International expansion, particularly in Europe and Latin America, drove an 11% increase in the average SPOT subscriber base. The 6% increase in SPOT ARPU was caused primarily by the significant number of SPOT Gen3TM sales over the past 12 months because these units are sold with a higher average annual rate plan when compared to rate plans offered with older SPOT products. These increases in service revenue were offset partially by a decrease in other service revenue resulting from lower revenue generated from government contracts and a reduction in wholesale, third-party revenue.

Subscriber equipment sales revenue was $4.0 million for the third quarter of 2015 compared to $4.9 million for the third quarter of 2014. This decrease was due primarily to lower selling prices of our Duplex phones ahead of the transition to second-generation products. This lower pricing contributed substantially to the increase in subscribers. The number of phones sold during the three months ended September 30, 2015 increased 42% compared to the same period in 2014.

Net Income

Net income was $24.1 million for the third quarter of 2015 compared to $129.4 million for the third quarter of 2014. This decrease resulted primarily from the impact of a non-cash derivative gain of $54.2 million during the third quarter of 2015 compared to $167.0 million during the third quarter of 2014. Fluctuations in non-cash loss on extinguishment of debt and foreign exchange gain/loss also contributed to the decrease in net income.

Adjusted EBITDA

Adjusted EBITDA was $4.5 million for the third quarter of 2015 and $4.8 million for the third quarter of 2014. This slight decrease was due to a $0.2 million increase in total revenue (as previously discussed), offset by a $0.5 million increase in operating expenses (excluding EBITDA adjustments). This increase in operating expenses resulted primarily from a bad debt reserve on a receivable balance due from a reseller and an increase in customer acquisition costs to support global sales and marketing strategies. We continue to invest in opportunities that we believe will promote future growth and expansion. These increases were offset partially by a decrease in the cost of subscriber equipment sales, which was driven by the reduction in carrying value of certain devices at the end of 2014.

OPERATIONAL AND REGULATORY UPDATE

Subscribers

We ended the third quarter of 2015 with a total subscriber base of nearly 687,000, an increase of approximately 67,000, or 11%, over September 30, 2014. Duplex and SPOT gross subscriber additions increased 18% and 14%, respectively, from the third quarter of 2014 to the third quarter of 2015.

SPOT Satellite Devices Reach 4,000th Rescue

SPOT just assisted its 4,000th rescue, proving how essential our technology is to saving lives. Averaging nearly two rescues per day, SPOT delivers affordable and reliable satellite-based connectivity and real-time GPS tracking to hundreds of thousands of users. We look forward to bringing our life-saving technology to many more people in 2016 with new products in the pipeline.

Ground System Update

Ericsson continues to make progress upgrading Globalstar's core network system. The final configuration acceptance testing has been initiated with an expected completion date in November 2015 and the final production acceptance testing is expected to be completed in December 2015. Core network equipment has been successfully installed at our High River gateway in Canada, and we expect the site acceptance of the High River core network to be completed in January 2016. We expect hardware at our North American gateways to be ready for service by January 2016.

With support from Hughes Network Systems, our technical team recently completed the installation of a RAN at our Aussaguel gateway in France. RAN installations at all North American and French gateways have been successfully completed. The final system acceptance testing was successfully completed last month as planned. The RAN installations at gateways in Brazil are on schedule for early 2016 with over-the-air testing planned to be completed in mid-2016.

FCC Proceeding

During the third quarter, we announced the successful results of a TLPS deployment at a university in Chicago. There, TLPS operations on Channel 14 nearly doubled data throughput on participating client devices demonstrating our ability to relieve existing Wi-Fi congestion immediately, with substantial increases (on average over 90%) in throughput being experienced by consumer devices operating on all four non-overlapping Wi-Fi channels.

As we look into the fourth quarter, we are pleased to announce that an additional roll-out at the Washington School for Girls in Washington, D.C. has been completed and successfully integrated into the school’s existing wireless network. The results thus far have again demonstrated a material increase in user throughput levels. The school now uses the three currently available 2.4 GHz Wi-Fi channels along with TLPS on Channel 14 on a daily basis in their classrooms for the betterment of their educational experience.

With these real world deployments of Globalstar’s TLPS operations, we are now showing the FCC and potential partners the dramatic consumer benefits that are achievable.

Mr. Monroe concluded, “We will focus the end of the year on ensuring we are on-track operationally and pushing forward on our regulatory process. It has been three years since the filing of our original petition with the FCC and two years since the FCC’s release of the proposed rules; our view is that the record is fully complete. We are hopeful that the process will come to a successful conclusion in the coming months.”

CONFERENCE CALL
Globalstar will conduct an investor conference call on November 5, 2015 at 5:00 p.m. Eastern Time to discuss the third quarter 2015 financial results.

Details are as follows:
Conference Call:
November 5, 2015 at 5:00 p.m. Eastern Time

Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4539 (US and Canada), 1 (847) 619-6396 (International) and use the participant pass code 4087 2646.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on November 5, 2015. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4087 2646#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s most modern mobile satellite communications network. Customers around the world in industries like government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2015	2014
Revenue:
Service revenues	19,644	18,511
Subscriber equipment sales	4,034	4,930
Total revenue	23,678	23,441
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	7,761	7,868
Cost of subscriber equipment sales	2,914	3,836
Marketing, general and administrative	9,675	8,783
Depreciation, amortization and accretion	19,417	21,047
Total operating expenses	39,767	41,534
Loss from operations	(16,089)	(18,093)
Other income (expense):
Loss on extinguishment of debt	—	(12,936)
Loss on equity issuance	(2,920)	—
Interest income and expense, net of amounts capitalized	(9,019)	(9,067)
Derivative gain	54,194	166,989
Other	(1,953)	2,586
Total other income	40,302	147,572
Income before income taxes	24,213	129,479
Income tax expense	115	89
Net income	$24,098	$129,390

Income per common share:
Basic	$0.02	$0.13
Diluted	$0.02	$0.11

Weighted-average shares outstanding:
Basic	1,031,398	987,668
Diluted	1,234,551	1,189,190

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(Amounts in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2015	2014
Net income	$24,098	$129,390

Interest income and expense, net	9,019	9,067
Derivative gain	(54,194)	(166,989)
Income tax expense	115	89
Depreciation, amortization and accretion	19,417	21,047
EBITDA	(1,545)	(7,396)

Non-cash compensation	662	1,307
Research and development	470	138
Foreign exchange and other	1,953	(2,586)
Loss on extinguishment of debt	—	12,936
Loss on equity issuance	2,920	—
Brazil litigation expense accrual	—	400
Adjusted EBITDA (1)	$4,460	$4,799

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other charges. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Amounts in thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended
	September 30,
	2015		2014
	Service	Equipment	Service	Equipment
Revenue
Duplex	$7,409	$1,122	$7,687	$1,800
SPOT	8,794	1,414	7,491	1,603
Simplex	2,363	1,265	1,986	1,557
IGO	189	272	214	130
Other	889	(39)	1,133	(160)
	$19,644	$4,034	$18,511	$4,930

	Reported
Average Subscribers
Duplex	75,303		63,774
SPOT	258,812		232,658
Simplex	302,460		269,110
IGO	38,725		38,944

ARPU (1)
Duplex	$32.80		$40.18
SPOT	11.33		10.73
Simplex	2.60		2.46
IGO	1.63		1.83

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of income. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.